Exhibit 23.9

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 23, 2004 with respect to the statement of income and statement of cash flows of Palm Springs FBO, LLC and our report dated March 29, 2004 with respect to the consolidated financial statements of General Aviation Holdings, LLC, each included in the Registration Statement (Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Assets Trust and Macquarie Infrastructure Assets LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Assets Trust and LLC interests of Macquarie Infrastructure Assets LLC.

/s/ ERNST & YOUNG LLP

Minneapolis, MN

August 20, 2004